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                                  EXHIBIT 11

                     THE MONEY STORE INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE (1)

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                                                          Three months ended June 30,        Six months ended June 30,
                                                        -------------------------------   -------------------------------
(Dollars in thousands, except earnings per common share)     1997            1996              1997            1996
-------------------------------------------------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE:

  Net income                                         $    30,224     $    18,897       $    56,923     $    33,101
  Less preferred dividends                                 2,242             -               4,484             -
                                                     -----------     -----------       -----------     -----------
    Net income for calculating primary
       earnings per common share                     $    27,982     $    18,897       $    52,439     $    33,101
                                                     ===========     ===========       ===========     ===========

  Average common shares outstanding                   57,996,580      57,651,442        57,932,224      53,505,670
  Add exercise of options reduced by the
    number of share that could have
    been purchased with the proceeds
    from such exercise                                 1,261,177       1,747,950         1,361,900       1,602,754
                                                     -----------     -----------       -----------     -----------
  Average common shares outstanding as adjusted       59,257,757      59,399,392        59,294,124      55,108,424
                                                     ===========     ===========       ===========     ===========

Primary earnings per common share                    $      0.47     $      0.32       $      0.88     $      0.58
                                                     ===========     ===========       ===========     ===========
FULLY DILUTED EARNINGS PER COMMON SHARE:

  Net income                                         $    30,224     $    18,897       $    56,923     $    33,101
                                                     ===========     ===========       ===========     ===========

  Average common shares outstanding                   57,996,580      57,651,442        57,932,224      53,505,670
  Add preferred stock converted to common              5,215,000                         5,215,000
  Add exercise of options reduced by the
    number of share that could have
    been purchased with the proceeds
    from such exercise                                 1,655,905       1,747,950         1,655,905       1,602,754
                                                     -----------     -----------       -----------     -----------
  Average common shares outstanding as adjusted       64,867,485      59,399,392        64,803,129      55,108,424
                                                     ===========     ===========       ===========     ===========

Fully diluted earnings per common share              $      0.47     $      0.32       $      0.88     $      0.58
                                                     ===========     ===========       ===========     ===========
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(1)   This presentation is submitted in accordance with Item 601 (b) (11) of
Regulation S-K.

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